EXHIBIT 99.6

NURLOGIC DESIGN, INC.

2000 STOCK INCENTIVE PLAN

This 2000 STOCK INCENTIVE PLAN (the “Plan”) is hereby established by NURLOGIC DESIGN, INC., a California corporation (the “Company”), adopted by its Board of Directors as of the 27th day of January, 2000 (the “Effective Date”), and amended as of January 31, 2003.

ARTICLE 1.

PURPOSES OF THE PLAN

1.1    Purposes.    The purposes of the Plan are (a) to enhance the Company’s ability to attract and retain the services of qualified employees, officers and directors (including non-employee officers and directors), and consultants and other service providers upon whose judgment, initiative and efforts the successful conduct and development of the Company’s business largely depends, and (b) to provide additional incentives to such persons or entities to devote their utmost effort and skill to the advancement and betterment of the Company, by providing them an opportunity to participate in the ownership of the Company and thereby have an interest in the success and increased value of the Company.

ARTICLE 2.

DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings indicated:

2.1    Administrator.    “Administrator” means the Board or, if the Board delegates responsibility for any matter to the Committee, the term Administrator shall mean the Committee.

2.2    Affiliated Company.    “Affiliated Company” means any “parent corporation” or “subsidiary corporation” of the Company, whether now existing or hereafter created or acquired, as those terms are defined in Sections 424(e) and 424(f) of the Code, respectively.

2.3    Board.    “Board” means the Board of Directors of the Company.

2.4    Change in Control.    “Change in Control” shall mean (i) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation; (iii) a reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company are transferred to or acquired by a person or persons different from the persons holding those securities immediately prior to such merger; (iv) the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (v) the approval by the shareholders of a plan or proposal for the liquidation or dissolution of the Company.

2.5    Code.    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.6    Committee.    “Committee” means a committee of two or more members of the Board appointed to administer the Plan, as set forth in Section 7.1 hereof.

2.7    Common Stock.    “Common Stock” means the Common Stock of the Company, subject to adjustment pursuant to Section 4.2 hereof.

2.8    Disability.    “Disability” means permanent and total disability as defined in Section 22(e)(3) of the Code. The Administrator’s determination of a Disability or the absence thereof shall be conclusive and binding on all interested parties.

2.9    Effective Date.    “Effective Date” means the date on which the Plan is adopted by the Board, as set forth on the first page hereof.

2.10    Exercise Price.    “Exercise Price” means the purchase price per share of Common Stock payable upon exercise of an Option.

2.11    Fair Market Value.    “Fair Market Value” on any given date means the value of one share of Common Stock, determined as follows:

(a)    If the Common Stock is then listed or admitted to trading on a NASDAQ market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the closing sale price on the date of valuation on such NASDAQ market system or principal stock exchange on which the Common Stock is then listed or admitted to trading, or, if no closing sale price is quoted on such day, then the Fair Market Value shall be the closing sale price of the Common Stock on such NASDAQ market system or such exchange on the next preceding day for which a closing sale price is reported.

(b)    If the Common Stock is not then listed or admitted to trading on a NASDAQ market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the average of the closing bid and asked prices of the Common Stock in the over-the-counter market on the date of valuation.

(c)    If neither (a) nor (b) is applicable as of the date of valuation, then the Fair Market Value shall be determined by the Administrator in good faith using any reasonable method of evaluation, which determination shall be conclusive and binding on all interested parties.

2.12    Incentive Option.    “Incentive Option” means any Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

2.13    Incentive Option Agreement.    “Incentive Option Agreement” means an Option Agreement with respect to an Incentive Option.

2.14    NASD Dealer.    “NASD Dealer” means a broker-dealer that is a member of the National Association of Securities Dealers, Inc.

2.15    Nonqualified Option.    “Nonqualified Option” means any Option that is not an Incentive Option. To the extent that any Option designated as an Incentive Option fails in whole or in part to qualify as an Incentive Option, including, without limitation, for failure to meet the limitations applicable to a 10% Shareholder or because it exceeds the annual limit provided for in Section 5.6 below, it shall to that extent constitute a Nonqualified Option.

2.16    Nonqualified Option Agreement.    “Nonqualified Option Agreement” means an Option Agreement with respect to a Nonqualified Option.

2.17    Offeree.    “Offeree” means a Participant to whom a Right to Purchase has been offered or who has acquired Restricted Stock under the Plan.

2.18    Option.    “Option” means any option to purchase Common Stock granted pursuant to the Plan.

2.19    Option Agreement.    “Option Agreement” means the written agreement entered into between the Company and the Optionee with respect to an Option granted under the Plan.

2.20    Optionee.    “Optionee” means a Participant who holds an Option.

2.21    Participant.    “Participant” means an individual or entity who holds an Option, a Right to Purchase or Restricted Stock under the Plan.

2.22    Purchase Price.    “Purchase Price” means the purchase price per share of Restricted Stock payable upon acceptance of a Right to Purchase.

2.23    Restricted Stock.    “Restricted Stock” means shares of Common Stock issued pursuant to Article 6 hereof, subject to any restrictions and conditions as are established pursuant to such Article 6.

2.24    Right to Purchase.    “Right to Purchase” means a right to purchase Restricted Stock granted to an Offeree pursuant to Article 6 hereof.

2.25    Service Provider.    “Service Provider” means a consultant or other person or entity who provides services to the Company or an Affiliated Company and who the Administrator authorizes to become a Participant in the Plan.

2.26    Stock Purchase Agreement.    “Stock Purchase Agreement” means the written agreement entered into between the Company and the Offeree with respect to a Right to Purchase offered under the Plan.

2.27    10% Shareholder.    “10% Shareholder” means a person who, as of a relevant date, owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of an Affiliated Company.

ARTICLE 3.

ELIGIBILITY

3.1    Incentive Options.    Only employees of the Company or of an Affiliated Company (including officers of the Company and members of the Board if they are employees of the Company or of an Affiliated Company) are eligible to receive Incentive Options under the Plan.

3.2    Nonqualified Options and Rights to Purchase.    Employees of the Company or of an Affiliated Company, officers of the Company and members of the Board (whether or not employed by the Company or an Affiliated Company), and Service Providers are eligible to receive Nonqualified Options or Rights to Purchase under the Plan.

3.3    Section 162(m) Limitation.    Subject to the provisions of Section 4.2, no employee of the Company or of an Affiliated Company shall be eligible to be granted Options covering more than 500,000 shares of Common Stock during any calendar year. The foregoing shall not apply, however, until the first date upon which any security of the Company is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system if such securities exchange or interdealer quotation system has been certified in accordance with the provisions of Section 25100(o) of the California Corporate Securities Law of 1968.

ARTICLE 4.

PLAN SHARES

4.1    Shares Subject to the Plan.    A total of 6,000,000 shares of Common Stock may be issued under the Plan, subject to adjustment as to the number and kind of shares pursuant to Section 4.2 hereof. For purposes of this limitation, in the event that (a) all or any portion of any Option or Right to Purchase granted or offered under the Plan can no longer under any circumstances be exercised, or (b) any shares of Common Stock are reacquired by the Company which were initially the subject of an Incentive Option Agreement, Nonqualified Option Agreement or Stock Purchase Agreement, the shares of Common Stock allocable to the unexercised portion of such Option or such Right to Purchase, or the shares so reacquired, shall again be available for grant or issuance under the Plan. Notwithstanding the foregoing, the authorized number of shares subject to this Plan shall not exceed the limitation imposed by Section 260.140.45 of the Code of Regulations of the California Commissioner of Corporations, provided, however, that, in calculating such limitation, 100% rather than 30% of the Company’s then outstanding shares of Common Stock shall be used as the applicable percentage unless a percentage greater than 100% is approved by at least two-thirds (2/3) of the outstanding shares of the Company entitled to vote.

4.2    Changes in Capital Structure.    In the event that the outstanding shares of Common Stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, reverse stock split, combination of shares, reclassification, stock dividend, or other change in the capital structure of the Company, then appropriate adjustments shall be automatically made to the aggregate number and kind of shares subject to this Plan, and the number and kind of shares and the price per share subject to outstanding Option Agreements, Rights to Purchase and Stock Purchase Agreements in order to preserve, as nearly as practicable, but not to increase, the benefits to Participants.

ARTICLE 5.

OPTIONS

5.1    Option Agreement.    Each Option granted pursuant to this Plan shall be evidenced by an Option Agreement which shall specify the number of shares subject thereto, the Exercise Price per share, and whether the Option is an Incentive Option or Nonqualified Option. As soon as is practical following the grant of an Option, an Option Agreement shall be duly executed and delivered by or on behalf of the Company to the Optionee to whom such Option was granted. Each Option Agreement shall be in such form and contain such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable, including, without limitation, the imposition of any rights of first refusal and resale obligations upon any shares of Common Stock acquired pursuant to an Option Agreement. Each Option Agreement may be different from each other Option Agreement.

5.2    Exercise Price.    The Exercise Price per share of Common Stock covered by each Option shall be determined by the Administrator, subject to the following: (a) the Exercise Price of an Incentive Option shall not be less than 100% of Fair Market Value on the date the Incentive Option is granted, (b) the Exercise Price of a Nonqualified Option shall not be less than 85% of Fair Market Value on the date the Nonqualified Option is granted, and (c) if the person to whom an Option is granted is a 10% Shareholder on the date of grant, the Exercise Price shall not be less than 110% of Fair Market Value on the date the Option is granted.

5.3    Payment of Exercise Price.    Payment of the Exercise Price shall be made upon exercise of an Option and may be made, in the discretion of the Administrator, subject to any legal restrictions, by: (a) cash; (b) check; (c) the surrender of shares of Common Stock owned by the Optionee that have been held by the Optionee for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes, which surrendered shares shall be valued at Fair Market Value as of the date of such exercise; (d) the Optionee’s promissory note in a form and on terms acceptable to the Administrator; (e) the cancellation of indebtedness of the Company to the Optionee; (f) the waiver of compensation due or accrued to the Optionee for services rendered; (g) provided that a public market for the Common Stock exists, a “same day sale” commitment from the Optionee and an NASD Dealer whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay for the Exercise Price and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company; (h) provided that a public market for the Common Stock exists, a “margin” commitment from the Optionee and an NASD Dealer whereby the Optionee irrevocably elects to exercise the Option and to pledge the shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company; or (i) any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable corporate law.

5.4    Term and Termination of Options.    The term and provisions for termination of each Option shall be as fixed by the Administrator, but no Option may be exercisable more than ten (10) years after the date it is granted. An Incentive Option granted to a person who is a 10% Shareholder on the date of grant shall not be exercisable more than five (5) years after the date it is granted.

5.5    Vesting and Exercise of Options.    Each Option shall vest and become exercisable in one or more installments at such time or times and subject to such conditions, including without limitation the achievement of specified performance goals or objectives, as shall be determined by the Administrator. An Option granted to an employee who is neither an officer nor a director of the Company must vest at a rate of at least 20% per year over a period of five years from the date of grant, subject to reasonable conditions such as continued employment. Notwithstanding the foregoing, to the extent required by applicable law, each Option shall provide that the Optionee shall have the right to exercise the vested portion of any Option held at termination for at least 30 days following termination for any reason, and that the Optionee shall have the right to exercise the Option for at least six months if such termination was due to the death or Disability of the Optionee.

5.6    Annual Limit on Incentive Options.    To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock shall not, with respect to which Incentive Options granted under this Plan and any other plan of the Company or any Affiliated Company become exercisable for the first time by an Optionee during any calendar year, exceed $100,000.

5.7    Nontransferability of Options.    No Option shall be assignable or transferable except by will or the laws of descent and distribution, and during the life of the Optionee shall be exercisable only by such Optionee.

5.8    Rights as Shareholder.    An Optionee or permitted transferee of an Option shall have no rights or privileges as a shareholder with respect to any shares covered by an Option until such Option has been duly exercised and certificates representing shares purchased upon such exercise have been issued to such person.

5.9    Unvested Shares.    The Administrator shall have the discretion to grant Options which are exercisable for unvested shares of Common Stock. Should the Optionee cease being an employee, a Service Provider, an officer and/or a director of the Company while owning such unvested shares, the Company shall have the right to repurchase, at the exercise price paid per share, any or all of those unvested shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Administrator and set forth in the document evidencing such repurchase right. The Administrator may not impose a vesting schedule upon any Option grant or the shares of Common Stock subject to that Option which is more restrictive than twenty percent (20%) per year vesting, with the initial vesting to occur not later than one (1) year after the Option grant date. However, such limitation shall not be applicable to any Option grants made to individuals who are officers of the Company, non-employee Board members or independent consultants.

ARTICLE 6.

RIGHTS TO PURCHASE

6.1    Nature of Right to Purchase.    A Right to Purchase granted to an Offeree entitles the Offeree to purchase, for a Purchase Price, shares of Common Stock subject to such terms, restrictions and conditions as the Administrator may determine at the time of grant (“Restricted Stock”). Such conditions may include, but are not limited to, continued employment or the achievement of specified performance goals or objectives.

6.2    Acceptance of Right to Purchase.    An Offeree shall have no rights with respect to the Restricted Stock subject to a Right to Purchase unless the Offeree shall have accepted the Right to Purchase within ten (10) days (or such longer or shorter period as the Administrator may specify) following the grant of the Right to Purchase by making payment of the full Purchase Price to the Company in the manner set forth in Section 6.3 hereof and by executing and delivering to the Company a Stock Purchase Agreement. Each Stock Purchase Agreement shall be in such form, and shall set forth the Purchase Price and such other terms, conditions and restrictions of the Restricted Stock, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable. Each Stock Purchase Agreement may be different from each other Stock Purchase Agreement.

6.3    Purchase Price.    The Purchase Price of shares of Restricted Stock shall not be less than 100% of the Fair Market Value on the date of grant. Subject to the foregoing, the Purchase Price shall be determined by the Administrator in its sole discretion.

6.4    Payment of Purchase Price.    Subject to any legal restrictions, payment of the Purchase Price upon acceptance of a Right to Purchase Restricted Stock may be made, in the discretion of the Administrator, by: (a) cash; (b) check; (c) the surrender of shares of Common Stock owned by the Offeree that have been held by the Offeree for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes, which surrendered shares shall be valued at Fair Market Value as of the date of such acceptance; (d) the Offeree’s promissory note in a form and on terms acceptable to the Administrator; (e) the cancellation of indebtedness of the Company to the Offeree; (f) the waiver of compensation due or accrued to the Offeree for services rendered; or (g) any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable corporate law.

6.5    Rights as a Shareholder.    Upon complying with the provisions of Section 6.2 hereof, an Offeree shall have the rights of a shareholder with respect to the Restricted Stock purchased pursuant to the Right to Purchase, including voting and dividend rights, subject to the terms, restrictions and conditions as are set forth in the Stock Purchase Agreement. Unless the Administrator shall determine otherwise, certificates evidencing shares of Restricted Stock shall remain in the possession of the Company until such shares have vested in accordance with the terms of the Stock Purchase Agreement.

6.6    Restrictions.    Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the Stock Purchase Agreement. In the event of termination of a Participant’s employment, service as a director of the Company or Service Provider status for any reason whatsoever (including death or disability), the Stock Purchase Agreement may provide, in the discretion of the Administrator, that the Company shall have the right, exercisable at the discretion of the Administrator, to repurchase at the original Purchase Price, any shares of Restricted Stock which have not vested as of the date of termination, on such terms as may be provided in the Stock Purchase Agreement.

6.7    Vesting of Restricted Stock.    The Stock Purchase Agreement shall specify the date or dates, the performance goals or objectives which must be achieved, and any other conditions on which the Restricted Stock may vest. A Stock Purchase Agreement awarded to an employee who is neither an officer nor a director of the Company must vest at a rate of at least 20% per year over a period of five years from the date of grant, subject to reasonable conditions such as continued employment.

6.8    Dividends.    If payment for shares of Restricted Stock is made by promissory note, any cash dividends paid with respect to the Restricted Stock may be applied, in the discretion of the Administrator, to repayment of such note.

6.9    Nonassignability of Rights.    No Right to Purchase shall be assignable or transferable except by will or the laws of descent and distribution or as otherwise provided by the Administrator.

ARTICLE 7.

ADMINISTRATION OF THE PLAN

7.1    Administrator.    Authority to control and manage the operation and administration of the Plan shall be vested in the Board, which may delegate such responsibilities in whole or in part to a committee consisting of two (2) or more members of the Board (the “Committee”). Members of the Committee may be appointed from time to time by, and shall serve at the pleasure of, the Board. As used herein, the term “Administrator” means the Board or, with respect to any matter as to which responsibility has been delegated to the Committee, the term Administrator shall mean the Committee.

7.2    Powers of the Administrator.    In addition to any other powers or authority conferred upon the Administrator elsewhere in the Plan or by law, the Administrator shall have full power and authority: (a) to determine the persons to whom, and the time or times at which, Incentive Options or Nonqualified Options shall be granted and Rights to Purchase shall be offered, the number of shares to be represented by each Option and Right to Purchase and the consideration to be received by the Company upon the exercise thereof; (b) to interpret the Plan; (c) to create, amend or rescind rules and regulations relating to the Plan; (d) to determine the terms, conditions and restrictions contained in, and the form of, Option Agreements and Stock Purchase Agreements; (e) to determine the identity or capacity of any persons who may be entitled to exercise a Participant’s rights under any Option or Right to Purchase under the Plan; (f) to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option Agreement or Stock Purchase Agreement; (g) to accelerate the vesting of any Option or release or waive any repurchase rights of the Company with respect to Restricted Stock; (h) to extend the exercise date of any Option or acceptance date of any Right to Purchase; (i) to provide for rights of first refusal and/or repurchase rights; (j) to amend outstanding Option Agreements and Stock Purchase Agreements to provide for, among other things, any change or modification which the Administrator could have provided for upon the grant of an Option or Right to Purchase or in furtherance of the powers provided for herein; and (k) to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Any action, decision, interpretation or determination made in good faith by the Administrator in the exercise of its authority conferred upon it under the Plan shall be final and binding on the Company and all Participants.

7.3    Limitation on Liability.    No employee of the Company or member of the Board or Committee shall be subject to any liability with respect to duties under the Plan unless the person acts fraudulently or in bad faith. To the extent permitted by law, the Company shall indemnify each member of the Board or Committee, and any employee of the Company with duties under the Plan, who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, by reason of such person’s conduct in the performance of duties under the Plan.

ARTICLE 8.

CHANGE IN CONTROL

8.1    Change in Control.    In order to preserve a Participant’s rights in the event of a Change in Control of the Company:

(a)    Vesting of all outstanding Options shall accelerate automatically effective as of immediately prior to the consummation of the Change in Control unless the Options are to be assumed by the acquiring or successor entity (or parent thereof) or new options or New Incentives are to be issued in exchange therefor, as provided in subsection (b) below.

(b)    Vesting of outstanding Options shall not accelerate if and to the extent that: (i) the Options (including the unvested portion thereof) are to be assumed by the acquiring or successor entity (or parent thereof) or new options of comparable value are to be issued in exchange therefor pursuant to the terms of the Change in Control transaction, or (ii) the Options (including the unvested portion thereof) are to be replaced by the acquiring or successor entity (or parent thereof) with other incentives under a new incentive program (“New Incentives”) containing such terms and provisions as the Administrator in its discretion may consider equitable. If outstanding Options are assumed, or if new options of comparable value are issued in exchange therefor, then each such Option or new option shall be appropriately adjusted, concurrently with the Change in Control, to apply to the number and class of securities or other property that the Participant would have received pursuant to the Change in Control transaction in exchange for the shares issuable upon exercise of the Option had the Option been exercised immediately prior to the Change in Control, and appropriate adjustment also shall be made to the Exercise Price such that the aggregate Exercise Price of each such Option or new option shall remain the same as nearly as practicable.

(c)    The Administrator in its discretion may provide in any Option Agreement that if such Option is assumed by an acquiring or successor entity (or parent thereof) or a new option of comparable value or New Incentive is issued in exchange therefor pursuant to the terms of a Change in Control transaction, then vesting of the Option, the new option or the New Incentive shall accelerate if and at such time as the Participant’s service as an employee, director, officer, consultant or other service provider to the acquiring or successor entity (or a parent or subsidiary thereof) is terminated involuntarily within a specified period following consummation of the Change in Control, pursuant to such terms and conditions as shall be set forth in the Option Agreement.

(d)    If outstanding Options will accelerate pursuant to subsection (a) above, the Administrator in its discretion may provide, in connection with the Change in Control transaction, for the purchase or exchange of each Option for an amount of cash or other property having a value equal to the difference (or “spread”) between: (x) the value of the cash or other property that the Participant would have received pursuant to the Change in Control transaction in exchange for the shares issuable upon exercise of the Option had the Option been exercised immediately prior to the Change in Control, and (y) the Exercise Price of the Option.

(e)    If a Participant holds shares of Restricted Stock that are not fully vested at the time a Change in Control occurs, the provisions set forth above in this Article 8 with respect to the vesting of Options also shall apply to the vesting of shares of Restricted Stock. Thus, if the vesting of outstanding Options does not accelerate because they are assumed or new options of comparable value or New Incentives are issued in exchange therefor, as contemplated by Section 8.1(b), then the vesting provisions of the Restricted Stock shall also continue on a comparable basis following consummation of the Change in Control. Likewise, if outstanding Options are not assumed and the vesting of outstanding Options accelerates, as provided in Section 8.1(a), then the vesting of shares of Restricted Stock also shall accelerate upon consummation of the Change in Control.

(f)    Outstanding Options shall terminate and cease to be exercisable upon consummation of a Change in Control except to the extent that the Options are assumed by the successor entity (or parent thereof) or new options of comparable value or New Incentives are issued in exchange therefor pursuant to the terms of the Change in Control transaction.

ARTICLE 9.

AMENDMENT AND TERMINATION OF THE PLAN

9.1    Amendments.    The Board may from time to time alter, amend, suspend or terminate the Plan in such respects as the Board may deem advisable. No such alteration, amendment, suspension or termination shall be made which shall substantially affect or impair the rights of any Participant under an outstanding Option Agreement or Stock Purchase Agreement without such Participant’s consent. The Board may alter or amend the Plan to comply with requirements under the Code relating to Incentive Options or other types of options which give Optionees more favorable tax treatment than that applicable to Options granted under this Plan as of the date of its adoption. Upon any such alteration or amendment, any outstanding Option granted hereunder may, if the Administrator so determines and if permitted by applicable law, be subject to the more favorable tax treatment afforded to an Optionee pursuant to such terms and conditions.

9.2    Plan Termination.    Unless the Plan shall theretofore have been terminated, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date or the tenth (10th) anniversary of the date the Plan is approved by the shareholders of the Company, whichever is earlier, and no Options or Rights to Purchase may be granted under the Plan thereafter, but Option Agreements, Stock Purchase Agreements and Rights to Purchase then outstanding shall continue in effect in accordance with their respective terms.

ARTICLE 10.

TAX WITHHOLDING

10.1    Withholding.    The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any applicable Federal, state, and local tax withholding requirements with respect to any Options exercised or Restricted Stock issued under the Plan. To the extent permissible under applicable tax, securities and other laws, the Administrator may, in its sole discretion and upon such terms and conditions as it may deem appropriate, permit a Participant to satisfy his or her obligation to pay any such tax, in whole or in part, up to an amount determined on the basis of the highest marginal tax rate applicable to such Participant, by (a) directing the Company to apply shares of Common Stock to which the Participant is entitled as a result of the exercise of an Option or as a result of the purchase of or lapse of restrictions on Restricted Stock or (b) delivering to the Company shares of Common Stock owned by the Participant. The shares of Common Stock so applied or delivered in satisfaction of the Participant’s tax withholding obligation shall be valued at their Fair Market Value as of the date of measurement of the amount of income subject to withholding.

ARTICLE 11.

MISCELLANEOUS

11.1    Benefits Not Alienable.    Other than as provided above, benefits under the Plan may not be assigned or alienated, whether voluntarily or involuntarily. Any unauthorized attempt at assignment, transfer, pledge or other disposition shall be without effect.

11.2    No Enlargement of Employee Rights.    This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Participant to be consideration for, or an inducement to, or a condition of, the employment of any Participant. Nothing contained in the Plan shall be deemed to give the right to any Participant to be retained as an employee of the Company or any Affiliated Company or to limit the right of the Company or any Affiliated Company to discharge any Participant at any time.

11.3    Application of Funds.    The proceeds received by the Company from the sale of Common Stock pursuant to Option Agreements and Stock Purchase Agreements, except as otherwise provided herein, will be used for general corporate purposes.

11.4    Annual Financial Statements.    A copy of the Company’s financial statements for the most recently completed fiscal year shall be provided to each Participant annually. Such financial statements shall be prepared in accordance with generally accepted accounting principles. The Administrator may require that Participants sign an appropriate confidentiality agreement as a condition to receiving a copy of the financial statements.

11.5    Shareholder Approval.    The Company shall obtain shareholder approval of the Plan within twelve (12) months before or after the adoption of the Plan by the Board of Directors.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER FEDERAL AND STATE SECURITIES LAWS IS NOT REQUIRED.

NURLOGIC DESIGN, INC.

1997 STOCK INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

NurLogic Design, Inc., a California corporation (the “Company”), hereby grants an Option to purchase shares of its common stock (“Shares”) to the Optionee named below. The terms and conditions of the Option are set forth in this cover sheet, in the attachment and in the Company’s 1997 Stock Incentive Plan (the “Plan”).

Date of Grant:

Name of Optionee:

Optionee’s Social Security Number:

Number of Shares Covered by Option:

Exercise Price per Share: $
[must be at least 100% fair market value on Date of Grant]

Vesting Start Date:

☐	Check here if Optionee is a 10% owner (so that exercise price must be 110% of fair market value and term will not exceed 5 years).

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is also attached.

Optionee:
(Signature)

Company:
(Signature)

Title:

NURLOGIC DESIGN, INC.

1997 STOCK INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

Incentive Stock Option	This Option is intended to be an incentive stock option under section 422 of the Internal Revenue Code and will be interpreted accordingly.

Vesting	Your Option vests annually over a five year period beginning one year after the Vesting Start Date as shown on the cover sheet. Accordingly, this Option vests at a rate of 20% of the Shares covered by the Option per year from the Vesting Start Date. The number of Shares which vest under this Option at the Exercise Price shall be equal to the product of the number of full years of your continuous employment with the Company (“Service)(including any approved leaves of absence) from the Vesting Start Date times the number of Shares covered by this Option times .20. Notwithstanding the above, no Shares will vest until you have performed twelve months of Service from the Vesting Start Date. The resulting number of Shares will be rounded to the nearest whole number. No additional Shares will vest after your Service has terminated for any reason.

You should note that you may exercise the Option prior to vesting. In that case, the Company has a right to repurchase the unvested shares at the original exercise price if you terminate employment before vesting in all shares you purchased. Also, if you exercise before vesting, you should consider making an 83(b) election. Please see the attached Tax Summary. The 83(b) election must be filed within 30 days of the date you exercise.

Term	Your Option will expire in any event at the close of business at Company headquarters on the day before the tenth anniversary (fifth anniversary for a 10% owner) of the Date of Grant, as shown on the cover sheet. (It will expire earlier if your Service terminates, as described below.)

Regular Termination	If your Service terminates for any reason except death or Disability, your Option will expire at the close of business at Company headquarters on the 30th day after your termination date. During that 30-day period, you may exercise that portion of your Option that was vested on your termination date.

Death	If you die while in Service with the Company, your Option will expire at the close of business at Company headquarters on the date six months after the date of death. During that six-month period, your estate or heirs may exercise that portion of your Option that was vested on the date of death.

Disability	If your Service terminates because of your Disability, your Option will expire at the close of business at Company headquarters on the date six months after your termination date. (However, if your Disability is not expected to result in death or to last for a continuous period of at least 12 months, your Option will be eligible for ISO tax treatment only if it is exercised within three months following the termination of your Service.) During that six-month period, you may exercise that portion of your Option that was vested on the date of your Disability.

“Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment.

Leaves of Absence	For purposes of this Option, your Service does not terminate when you go on a bona fide leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. However, your Service will be treated as terminating 90 days after you went on leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active work. The Company determines which leaves count for this purpose, and when your Service terminates for all purposes under the Plan. The Company also determines the extent to which you may exercise the vested portion of your Option during a leave of absence.

Notice of Exercise	When you wish to exercise this Option, you must execute Exhibit A (and, if exercise is prior to vesting, you must also execute Exhibits B and D). Your exercise will be effective when it is received by the Company. If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment	When you submit Exhibits A, you must include payment of the Exercise Price for the Shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

Your personal check, a cashier’s check or a money order.

Shares which you have owned for six months and which are surrendered to the Company. The value of the Shares, determined as of the effective date of the Option exercise, will be applied to the Exercise Price.

To the extent that a public market for the Shares exists as determined by the Company, by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

Any other form of legal consideration approved by the Committee.

Withholding Taxes	You will not be allowed to exercise this Option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the Option exercise or the sale of Shares acquired upon exercise of this Option.

Restrictions on Exercise and Resale	By signing this Agreement, you agree not to exercise this Option or sell any Shares acquired upon exercise of this Option at a time when applicable laws, regulations or Company or underwriter trading policies prohibit exercise or sale. In particular, the Company shall have the right to designate one or more periods of time, each of which shall not exceed 180 days in length, during which this Option shall not be exercisable if the Company determines (in its sole discretion) that such limitation on exercise could in any way facilitate a lessening of any restriction on transfer pursuant to the Securities Act or any state securities laws with respect to any issuance of securities by the Company, facilitate the registration or qualification of any securities by the Company under the Securities Act or any state securities laws, or facilitate the perfection of any exemption from the registration or qualification requirements of the Securities Act or any applicable state securities laws for the issuance or transfer of any securities. Such limitation on exercise shall not alter the vesting schedule set forth in this Agreement other than to limit the periods during which this Option shall be exercisable.

If the sale of Shares under the Plan is not registered under the Securities Act of 1933, as amended (the “Securities Act”), but an exemption is available which requires an investment or other representation, you shall represent and agree at the time of exercise that the Shares being acquired upon exercise of this Option are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations as are deemed necessary or appropriate by the Company and its counsel.

The Company’s Right of First Refusal	In the event that you propose to sell, pledge or otherwise transfer to a third party any Shares acquired under this Agreement, or any interest in such Shares, the Company shall have the “Right of First Refusal” with respect to all (and not less than all) of such Shares. If you desire to transfer Shares acquired under this Agreement, you must give a written “Transfer Notice” to the Company describing fully the proposed transfer, including the number of Shares proposed to be transferred, the proposed transfer price and the name and address of the proposed transferee. The Transfer Notice shall be signed both by you and by the proposed transferee and must constitute a binding commitment of both parties to the transfer of the Shares.

The Company and its assignees shall have the right to purchase all, and not less than all, of the Shares on the terms described in the Transfer Notice (subject, however, to any change in such terms permitted in the next paragraph) by delivery of a Notice of Exercise of the Right of First Refusal within 30 days after the date when the Transfer Notice was received by the Company. The Company’s rights under this Subsection shall be freely assignable, in whole or in part.

If the Company fails to exercise its Right of First Refusal within 30 days after the date when it received the Transfer Notice, you may, not later than six months following receipt of the Transfer Notice by the Company, conclude a transfer of the Shares subject to the Transfer Notice on the terms and conditions described in the Transfer Notice. Any proposed transfer on terms and conditions different from those described in the Transfer Notice, as well as any subsequent proposed transfer by you, shall again be subject to the Right of First Refusal and shall require compliance with the procedure described in the paragraph above. If the Company exercises its Right of First Refusal, you and the Company (or its assignees) shall consummate the sale of the Shares on the terms set forth in the Transfer Notice.

The Company’s Right of First Refusal shall inure to the benefit of its successors and assigns and shall be binding upon any transferee of the Shares.

Right of Repurchase	Following termination of your Service for any reason, the Company shall have the right to purchase all of those vested Shares that you have or will acquire under this Option (unvested Shares which have been exercised are subject to a Repurchase Option set forth in Exhibit A). If the Company fails to provide you with written notice of its intention to purchase such Shares before or within 30 days of the date the Company receives written notice from you of your termination of Service, the Company’s right to purchase such Shares shall terminate. If the Company exercises its right to purchase such Shares, the Company will consummate the purchase of such Shares within 60 days of the date of its written notice to you. The purchase price for any Shares repurchased shall be the higher of the Fair Market Value of such Shares on the date of purchase or the aggregate Exercise Price for such Shares and shall be paid in cash. The Company’s right of repurchase shall terminate in the event that Stock is listed on an established stock exchange or is quoted regularly on the Nasdaq National Market.

Transfer of Option	Prior to your death, only you may exercise this Option. You cannot transfer or assign this Option. For instance, you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will. Regardless of any marital property settlement agreement, the Company is not obligated to honor a Notice of Exercise from your spouse or former spouse, nor is the Company obligated to recognize such individual’s interest in your Option in any other way.

Retention Rights	This Agreement does not give you the right to be retained by the Company in any capacity. The Company reserves the right to terminate your Service at any time and for any reason.

Shareholder Rights	Neither you, nor your estate or heirs, have any rights as a shareholder of the Company until a certificate for the Shares acquired upon exercise of this Option has been issued. No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Company’s Stock, the number of Shares covered by this Option and the Exercise Price per share may be adjusted pursuant to the Plan. Your Option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Legends	All certificates representing the Shares issued upon exercise of this Option shall, where applicable, have endorsed thereon the following legends:

“THE SECURITIES REPRESENTED BY THISCERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OPTIONS TO PURCHASE SUCH SHARES SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR SUCH HOLDER’S PREDECESSOR IN INTEREST. SUCH AGREEMENT IMPOSES CERTAIN TRANSFER RESTRICTIONS AND GRANTS CERTAIN REPURCHASE RIGHTS TO THE COMPANY (OR ITS ASSIGNS) UPON THE SALE OF THE SHARES OR UPON TERMINATION OF SERVICE WITH THE COMPANY. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF SHARES REPRESENTED BY THIS CERTIFICATE.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR THE SECURITIES LAWS OF ANY STATE, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT REGISTRATION AND QUALIFICATION UNDER FEDERAL AND STATE SECURITIES LAWS IS NOT REQUIRED.”

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California (without regard to their choice of law provisions).

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.